Exhibit T3B.2

N.B. The English text is an unofficial translation

BOLAGSORDNING FÖR INTRUM INVESTMENTS AND

FINANCING AB

THE ARTICLES OF ASSOCIATION FOR INTRUM INVESTMENTS

AND FINANCING AB

Org.nr/Company reg.no 559481-4906

Antagen på bolagsstämma/Adopted at the Annual General Meeting on

27 September 2024.

§ 1

Bolagets företagsnamn är Intrum Investments and Financing AB. Bolaget är publikt (publ).

The corporate name of the company is Intrum Investments and Financing AB. The company is a public company (publ).

§ 2

Styrelsen har sitt säte i Stockholm.

The board of directors shall have its registered office in Stockholm.

§ 3

Bolaget har till föremál för sin verksamhet att, direkt eller indirekt, hantera, administrera, fınansiera och köpa kundfordringar och att utföra därmed relaterade tjänster samt att förvalta fast och lös egendom samt värdepapper, inom och utom Sverige.

The object of the company’s business is, directly or indirectly, to manage, administer, finance and purchase receivables and conduct services related therewith and to own and manage real property, other property and securities, within as well as outside Sweden, and to pursue other activities compatible therewith.

§ 4

Bolagets aktiekapital ska vara lägst 500 000 kronor och högst 2 000 000 kronor.

The share capital of the company shall amount to not less than SEK 500,000 and not more than SEK 2, 000, 000.

§ 5

Antalet aktier ska vara lägst 10 000 och högst 40 000.

The number of shares shall be not less than 10,000 and not more than 40,000.

§ 6

Bolagets räkenskapsär ska vara 1 januari — 31 december.

The financial year of the company shall be 1 January - 31 December.

§ 7

Styrelsen ska, till den del den utses av bolagsstämman, bestå av lägst fem (5) och högst nio (9) styrelseledamöter, med högst fyra (4) styrelsesuppleanter.

The board of directors shall, to the extent it is appointed by the general meeting of shareholders, consist of not less than five (5) and not more than nine (9) board members with not more than four (4) deputy board members.

§ 8

Bolaget ska ha lägst en (1) och högst två (2) revisorer samt högt två (2) revisorssuppleanter. Till revisor saint, i förekommande fall, revisorssuppleant ska utses auktoriserad revisor eller registrerat revisionsbolag.

The Company shall have not less than one (1) and not more than two (2) auditors and not more than two (2) deputy auditors. As auditor, and, where applicable, deputy auditor shall be appointed an authorised public accountant or a registered public accounting firm.

§ 9

Kallelse till bolagsstämma ska ske genom annonsering i Post-och Inrikes Tidningar samt på bolagets webbplats. Vid tidpunkten för kallelse ska information om att kallelse skett annonseras i Svenska Dagbladet.

Notice to attend a general meeting shall be given by placing an advertisement in Post- och Inrikes Tidningar (the Swedish Official Gazette) and by making the notice available on the company’s website. An announcement that notice has been given is to be published in Svenska Dagbladet.

§ 10

Aktieägare som vill delta i förhandlingarna på bolagsstämma ska anmäla detta till bolaget senast den dag som anges i kallelsen till stämman. Denna dag får inte vara söndag, annan allmän helgdag, lördag, midsommarafton, julafton eller nyårsafton och inte infalla tidigare än femte vardagen före stämman.

A shareholder that wishes to participate in a general meeting of shareholders shall report this to the company no later than on the day stated in the notice convening the meeting. This day may not be a Sunday, other Swedish public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve and may not fall earlier than on the fifth weekday before the meeting.

Aktieägare far vid bolagsstämma medföra ett eller två biträden, dock endast om aktieägaren anmält detta enligt föregående stycke.

A shareholder may bring along one or two assistants at general meeting of shareholders, however, only if the shareholder has reported this in accordance with the preceding paragraph.

§ 11

Vid årsstämman ska följande ärenden förekomma till behandling:

Val av ordförande vid bolagsstämman,

Upprättande och godkännande av röstiängd,

Godkännande av dagordning,

Val av en eller två justeringspersoner att underteckna protokollet,

Prövning av om bolagsstämman blivit behörigen sammankallad,

Framläggande av årsredovisning och revisionsberättelse samt i förekommande fall, koncemredovisning och koncemrevisionsberättelse,

Beslut om dispositioner beträffande bolagets vinst eller förlust enligt den fastställda balansräkningen,

Beslut om ansvarsfrihet åt styrelseledamöter och verkställande direktör,

Fastställande av antalet styrelseledamöter och styrelsesuppleanter och antalet revisorer och revisorssuppleanter,

Fastställande av arvode åt styrelsen och, i förekommande fall revisorer och revisorssuppleanter,

Val av styrelseledamöter och styrelsesuppleanter och revisorer och revisorssuppleanter,

Annat ärende som ankommer på bolagsstämman enligt aktiebolagslagen eller bolagsordningen.

At the annual general meeting of shareholders the following matters shall be dealt with:

Election of chairman of the meeting;

Preparation and approval of the voting list;

Approval of the agenda;

Election of one or two persons to attest the accuracy of and to sign the minutes;

Determination as to whether the meeting has been duly convened;

Presentation of the annual accounts and the auditor’s report, and consolidated accounts and auditor’s report on the consolidated accounts;

Resolution concerning adoption of the profit and loss statement and the balance sheet and the consolidated profit and loss statement and consolidated balance sheet;

Resolution concerning appropriation of the company’s profit or loss according to the adopted balance sheet;

Resolution concerning discharge of the directors and managing director from liability;

Resolution on the number of board members and deputy board members and, where applicable, the number of auditors and deputy auditors; Resolution of remuneration to the board of directors, and where applicable, to the auditors;

Election of board members and deputy board members and, where applicable, of auditors and deputy auditors;

Other matters which according to the Swedish Companies Act or the articles of association shall be dealt with at the meeting.